Exhibit 99



CONTACT:   Richard L. Bready, Chairman
           Richard J. Harris, Vice President and Treasurer
           (401) 751-1600

RELEASE:    IMMEDIATE

                NORTEK REPORTS STRONG 1ST QUARTER
                   BEATING ANALYSTS' ESTIMATES


PROVIDENCE, RI, May 6, 1998--Nortek, Inc. (NYSE:NTK) today

reported strong net sales, EBITDA and earnings from continuing operations for the first quarter ended April 4, 1998.



For the 1998 first quarter, the Company's net sales were $392.5 million versus $194.2 million a year earlier.  First-quarter 1998 net sales included $172.6 million from the acquisition of Ply Gem

Industries, Inc. in August, 1997.  EBITDA for the quarter was

$29.7 million and pre-tax earnings from continuing operations were $2.5 million.  Earnings from continuing operations per

diluted share were $.13 versus a pro forma, as adjusted, loss of

$.06 for 1997 and analysts' estimates of a $.04 loss for 1998.



First-quarter revenues reflect an approximate 13-percent increase from Nortek's 1997 level for existing businesses plus the revenue contribution from the Ply Gem acquisition.  Operating results,

due to the seasonal nature of the Ply Gem Windows, Doors and Siding

Group with their heavy concentration in the upper mid-west and northeast regions of the country are proportionately lower than the results expected in other quarters.



Mr. Richard L. Bready, Chairman and Chief Executive Officer, said

"we are extremely pleased with the strong operating results for the first quarter from our core businesses, and look forward to improving results from Ply Gem as we move into the strong second-

quarter selling period."


Nortek is a leading international manufacturer and distributor of high-

quality, competitively priced building, remodeling and indoor environmental control products for the residential, commercial and industrial markets.  The Company offers a broad array of products for improving the environments where people live and work.  Its products include range hoods and spot ventilation products, heating and air conditioning systems, wood and vinyl windows and doors, vinyl siding products, air quality systems, and specialty electronic, wood and decorating products.



                                  # # #

This release contains forward-looking statements relating to future financial results. Actual financial performance may differ as a result of factors over which the Company has no control. Additional information which could affect the Company's financial results is included in the Company's Securities and Exchange Commission filings, copies of which are available from Nortek at no charge.



                      NORTEK, INC. AND SUBSIDIARIES
         UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS
                 (In Thousands except per share amounts)


                                           April 4,     March 29,
                                             1998          1997
                                               (Unaudited)


Net Sales                                 $392,468       $194,238

Cost of Sales                              294,654        136,986
Selling, General and Administrative
   Expenses                                 75,561         43,078
Amortization of Acquired Goodwill            2,560            712
                                           -------        -------
                                           372,775        180,776
                                           -------        -------
Operating earnings                          19,693         13,462
Interest expense                           (19,458)        (7,323)
Investment income                            2,265          1,461
                                            ------         ------
Earnings from continuing operations before
    provision for income taxes               2,500          7,600
Provision for income taxes                   1,200          2,900
                                            ------         ------
Earnings from continuing operations          1,300          4,700
Loss from discontinued operations              ---         (1,000)
                                        ----------      ---------
  Net Earnings                          $    1,300      $   3,700
                                        ==========      =========

Net Earnings (loss) Per Share of Common Stock:
Earnings from continuing operations:
  Basic                                    $   .14         $  .48
  Diluted                                  $   .13         $  .47

Loss from discontinued operations:
  Basic                                    $   ---         $ (.10)
  Diluted                                  $   ---         $ (.10)

Net Earnings:
  Basic                                    $   .14         $  .38
  Diluted                                  $   .13         $  .37

Weighted Average Number of Shares:
  Basic                                      9,540          9,723
  Diluted                                    9,710          9,964

EBITDA from continuing operations         $ 29,671        $18,309

The accompanying notes are an integral part of this unaudited condensed consolidated summary of operations.




                      NORTEK, INC. AND SUBSIDIARIES
     NOTES TO UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS


A. The unaudited condensed consolidated summary of operations for Nortek, Inc. and its subsidiaries ("the Company"), in the opinion of management, reflects all adjustments necessary for a fair statement of the periods presented. It is suggested that this unaudited condensed consolidated summary of operations be read in conjunction with the financial statements and the notes included in the Company's latest Annual Report on Form 10-K/A, and its latest Securities and Exchange Commission Quarterly Report on Form 10-Q.

B. The following presents the approximate unaudited Pro Forma and As Adjusted net sales, operating earnings, loss from continuing operations and diluted loss from continuing operations per share of the Company for the first quarter of 1997 and gives pro forma effect to the acquisition of Ply Gem, the sale of $310,000,000 principal amount of 9 1/8% Notes, the extension of credit under the Ply gem credit facility to refinance certain existing indebtedness and the termination of Ply Gem's accounts receivable securitization program, (all of which occurred in August 1997), the sale of $175,000,000 principal amount of 9 1/4% Notes in March 1997, the refinancing of certain subsidiary indebtedness, and reflects the estimated cost reductions as described below as if such transactions and adjustments had occurred on January 1, 1997.

                                For the First Quarter of 1997
                                  (In thousands Except Per
                                        Share Amounts)
                                         (unaudited)

     Pro Forma
     ---------
     Net sales                                         $357,050
     Operating earnings                                  14,700
     Loss from continuing operations                     (3,000)
     Diluted loss from continuing operations per share   ($ .31)

     As Adjusted
     -----------
     Net sales                                         $357,050
     Operating earnings                                  18,400
     Loss from continuing operations                       (600)
     Diluted loss from continuing operations per share   ($ .06)


     In computing the pro forma losses, losses have been increased by the net interest income on the aggregate cash portion of the purchase price of the acquisition at the historical rate earned by the Company and interest expense on indebtedness incurred in connection with the acquisition and the refinancing and repayment of certain indebtedness of Ply Gem. Losses have been increased by amortization of goodwill and reflect net adjustments to depreciation expense as a result of an increase in the estimated fair market value of property and equipment and changes in depreciable lives. Interest expense on the subsidiary indebtedness refinanced with funds from the sale of 9 1/4% Notes was excluded at an average interest rate consistent with the indebtedness outstanding which was refinanced, net of the tax
     effect.    Interest expense was included on the 9 1/4% Notes


                      NORTEK, INC. AND SUBSIDIARIES
     NOTES TO UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS
                              (CONTINUED)


     at a rate of approximately 9 1/4%, plus amortization of deferred debt expense and debt discount net of tax effect, and on the 9 1/8% Notes at a rate of approximately 9 1/8%, plus amortization of deferred debt expense and debt discount, net of tax effect.

     In addition, since the Ply Gem acquisition date, the Company has realized, and expects to continue to realize, cost savings as a result of the acquisition. These savings result from several actions, including: (i) the elimination of expenses associated with Ply Gem's New York headquarters; (ii) the consolidation of Ply Gem's corporate functions such as accounting, legal and risk management into Nortek; and (iii) the identification and rationalization of under-performing product lines. Pro forma operating earnings for the first Quarter of 1997 (see above) have been adjusted for the pro forma effect of estimated cost reductions directly attributable to the acquisition totaling approximately $1,667,000. As Adjusted operating earnings for the first Quarter of 1997 (see above) includes cost reductions directly attributable to the acquisition and additional estimated cost savings related to expenses associated with the elimination of Ply Gem's New York headquarters, the consolidation of Ply Gem corporate functions and the rationalization of certain under-performing product lines which total approximately $2,757,000.

C. In the fourth quarter of 1997, the Company adopted a plan of disposition for its Plumbing Products Group and provided a pre-tax reserve of $2,500,000 for future expenses including interest expense. In the first quarter of 1998, approximately $475,000 of corporate interest expense was allocated against this reserve. In the first quarter of 1997, the loss for discontinued operations included an allocation of corporate interest expense of approximately $475,000.